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                                                                   EXHIBIT 10.11


                         [LOGO] HIGH SPEED NET SOLUTIONS

March 29, 2000

Mr. Robert S. Lowrey
3301 Woodward Place
Raleigh, North Carolina  27607

This offer letter will stipulate the terms of your employment as a senior executive in High Speed Net Solutions, Inc. ("HSNS") in Raleigh, North Carolina, effective June 1, 2000. Your title will be Vice President, Chief Financial Officer and you will report to me directly as Executive Vice President.

The details of this offer are as follows.

TITLE : Vice President, Chief Financial Officer

BOARD OF DIRECTORS : You will be asked to participate in all meetings of the Board of Directors, however, you will not be a member of the Board.

DESCRIPTION : You are expected, with active participation and support of the Board, to assist in the development and execution of a business plan in the Internet advertising space. Additionally, you will develop a financial plan for the Company, manage the fiscal activity, including fund raising, audit services and day to day financial operations.

SALARY : $125,000 annually, plus Performance Bonus, as outlined below.

REPORT TO : You will report to the Executive Vice President or a Board designated Executive in HSNS.

PERFORMANCE BONUS PROGRAM : You will be eligible to receive up to one half (.5x) times your annual salary based on specific performance goals to be jointly defined by you and the President/CEO and approved by the Board of Directors. The bonus will be paid after the annual financial statements of HSNS are audited by Ernst & Young. You will be eligible to receive a prorated portion of this cash bonus for the year 2000 based on your actual length of service.

You must be employed by HSNS on December 31, 2000 to be eligible to receive your year 2000 cash bonus.

At your option, you may elect to receive your bonus in shares of HSNS stock. The number of shares will be determined by dividing the cash value of the bonus by a share value equal to the closing price of the stock on the date of your acceptance of this offer. These shares will be fully vested and have no restrictions upon resale.

             434 Fayetteville Street, Suite 2120, Raleigh, NC 27601
        Phone: 919.807.5690 ? Fax: 919.807.0508 ? Toll Free: 877.463.3244
                                  www.hsns.com



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                         [LOGO] HIGH SPEED NET SOLUTIONS



STOCK OPTIONS: You will be granted 100,000 options to purchase shares of HSNS common stock upon acceptance of this letter. The exercise price of these options will be equal to the closing bid price of the common stock on the date of your acceptance of this offer. These shares will vest equally over three years.

Upon a change of control of the Company, fifty percent (50%) of your unvested shares will become 100% vested.

LOCATION OF EMPLOYMENT: Your place of employment will be in Raleigh, North Carolina.

BENEFITS: You will also be entitled to other benefits generally available to the executives of HSNS from time to time. Currently, these benefits consist of:

CAR ALLOWANCE: You will receive a $500 per month car allowance.

PRE-TAX DEDUCTIONS: Any authorized payroll deductions will be made under the Internal Revenue Service Section 125.

SEVERANCE: If you are terminated from employment without cause, you will receive six months of your base salary in effect on the date of termination.

In the event of a sale of the Company in which your employment will not continue, you will receive one year of your base salary as a severance payment.

HEALTH INSURANCE: You will receive full medical, dental and vision health insurance for you and all of your dependents.

HSNS will pay directly or reimburse you for any and all cobra payments until you and your dependent are fully participating in the HSNS health insurance plan.

PERSONAL/SICK DAYS: Upon the first day of employment, you will receive 6 paid personal days or sick days to be used during the calendar year. These may be used at your discretion. Any unused days will be forfeited. These days are renewed at the start of each calendar year.

VACATION POLICY: Upon hiring, you will be eligible to four (4) weeks, or twenty working days, of vacation time annually. Your vacation year starts and ends on your date of hire. If you do not use all of your earned vacation time during the year in which it is earned, you may carry over up to 50% percent of the unused time to the next year. Your total carry over time may never exceed more than 150% of the vacation time you are entitled to.


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                         [LOGO] HIGH SPEED NET SOLUTIONS


OTHER: You will be reimbursed for the cost of the education necessary to maintain your CPA certificate on a current basis. Reimbursable costs will include any out of town travel, if necessary, to attend such courses.

If you provide services to HSNS prior to your first day of employment and after your current employment is terminated, you will be compensated on an hourly rate based on your base annual salary.

A loan will be made to you for $16,000 at a simple interest rate of 5%. The loan will mature one year from the issue date.

MERGER WITH SUMMUS, LTD: If a merger between HSNS and Summus, ltd occurs, you will be appointed the CFO of the combined entity. An adjustment to your compensation plan will be made to reflect the increase in responsibilities of this new position.

Please sign and return this agreement. The offer will remain in effect for a period of ten days. This entire agreement is subject to the endorsement by the Board of Directors of HSNS.

Sincerely,                                  ACCEPTED AND AGREED TO BY :

/s/  Alan R. Kleinmaier
--------------------------
     Alan R. Kleinmaier

Executive Vice President                    /s/  Robert S. Lowrey
and Acting CFO                              ----------------------------
                                                 Robert S. Lowrey


                                                 Date  APRIL 4, 2000